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Customers Bancorp, Inc Announces Board Additions
Gen. Bernard B. Banks, PhD (Ret) and Robert N. Mackay

West Reading, PA (January 27, 2022) - Customers Bancorp, Inc. (NYSE: CUBI), the parent company of Customers Bank (collectively, “Customers”) has expanded its Board of Directors and appointed retired Army Brigadier General Bernard B. Banks, now the Associate Dean, Leadership Development and Inclusion and Clinical Professor of Management at Northwestern University’s Kellogg School of Management; and Robert N. Mackay, CEO of Regnology, a leader in banking compliance technology for the largest European markets. Each of Dr. Banks and Mr. Mackay also currently serves as a director of Customers Bank.

“We are pleased to have two distinguished leaders in technology, talent development, diversity and inclusion, leadership, and financial services join our Board of Directors,” said Customers Bancorp Chair & CEO Jay Sidhu. “This is another step in our trajectory of attracting top international talent and managing by world class governance standards. We are absolutely committed to collaboration with the best people available.”

Banks is a 1987 graduate of the US Military Academy and retired as a Brigadier General in 2016 after a notable Army career that included heading West Point’s Department of Behavioral Sciences & Leadership. In addition to having studied leadership extensively, he has led multiple military units ranging in size from 10 to 3000 people. In 1995, Bernie was selected from over 40,000 officers to receive the Army's top award for entry-level managers (General Douglas MacArthur Leadership Award). At Northwestern’s Kellogg School, Banks leads development integration and diversity, equity, and inclusion initiatives. He is also the Managing Partner/Owner of Banks Talent Solutions LLC, a boutique executive education organization and talent development consultancy. Banks earned his Ph.D. in social-organizational psychology from Columbia University in 2011.

“I am pleased, and humbled, by the opportunity to join the Board of Customers Bancorp, Inc.,” said Banks. “My desire is to collaboratively assist in the continuing evolution of Customers Bank from a regional community bank to a national fintech-oriented financial services institution through the successful leveraging of my expertise in talent and organizational development.”

Mackay is the Chief Executive Officer of Regnology. Until recently, he was the CEO of Itiviti, a world leading financial service company and technology provider for the capital markets industry. Mackay’s previous experience includes the role as Chief Operating Officer for the

Cross-Asset Trading & Risk business unit at FIS, the world’s largest provider of banking technology. His previous management experience also includes positions as Chief Operating Officer of Hedge Funds & Risk and Managing Director of Alternative Investments.

“I am excited to join Customers Bancorp where I can work with the talented Risk and Compliance teams as they manage the ever-changing world of financial services – an industry that now includes global cryptocurrency markets,” said Mackay. “I applaud the transformation of Customers Bank while adhering strictly to the expectations and requirements of regulatory bodies.”

Banks was appointed as a Class II Director and will stand for election by shareholders for a full three-year term at the 2022 Annual Meeting. Mackay was appointed as a Class III Director with a term expiring in 2023. More about Customers Bancorp’s governance is available at: https://www.customersbank.com/investor-relations/governance-documents/ Both will serve on the Board Environment, Social & Governance (ESG) Committee and Directors’ Risk Committee.

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Corporate Overview
Customers Bancorp, Inc. (NYSE:CUBI) is a bank holding company located in West Reading, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank, a full-service bank with $19.6 billion in assets at December 31, 2021. A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender that provides a range of banking and lending services to small and medium-sized businesses, professionals, individuals, and families. Services and products are available wherever permitted by law through mobile-first apps, online portals, and a network of offices and branches. Customers Bank provides blockchain-based digital payments via the Customers Bank Instant Token™ (CBIT) which allows clients to make real-time payments in US dollars, 24 hours a day, 7 days a week, 365 days a year.